Exhibit 99.1

CONTACT:	John C. Hendrickson EEOC Regional Attorney (312) 353-8551

Noelle Brennan Supervisory Trial Attorney (312) 353-7582

CONTACT:	Cindy Demers Vice President of Corporate Affairs Dial Corporation (480) 754-4090

CONTACT:	Camille A. Olson Partner, Seyfarth Shaw Dial Trial Attorney (312) 269-8831

JUDGE GRANTS EEOC’S AND DIAL’S
REQUEST TO ENTER JOINT CONSENT DECREE
IN HARASSMENT CASE

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Federal Agency and Dial Announce Settlement

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Chicago, Ill. – April 29, 2003 – The U.S. Equal Employment Opportunity Commission (EEOC) and The Dial Corporation (NYSE:DL) announce that they have

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agreed to resolve the claims brought by the EEOC alleging sexual harassment at Dial’s Montgomery, Illinois facility. The parties have reached a settlement that involves payment by Dial of $10 million pursuant to a consent decree entered today by the court to resolve the case (EEOC v. The Dial Corporation, N.D. Illinois No. 99 C 3356).

     EEOC’s Regional Attorney in Chicago, John Hendrickson, said, “EEOC believes that the agreement reached in this case is in the best interests of both the Dial family-employer and employees-and the public. We are heartened by Dial’s determination to resolve the litigation and to move ahead in providing a work environment that is safe and free of harassment. We are pleased to have worked with Dial to put together a Consent Decree which will meet the needs and aspirations of the parties and the Court.”

     Christopher J. Littlefield, Dial’s senior vice president and general counsel, said, “Today’s announcement closes the door on this lawsuit and we have agreed with the EEOC to put the past behind us. Instead of looking backward, we have made a business decision to move forward with our commitment to the moral and business importance of providing equal opportunity and a positive work environment for all of our employees. Simply put, Dial does not tolerate harassment of any kind. It is directly contrary to our No Harassment Policy, as well as our Cultural Contract and Code of Ethics and Business Responsibilities that guide our decisions and actions every day.”

     In addition to monetary relief, the parties have mutually agreed upon revisions to be made to Dial’s existing policies and procedures that prohibit sexual harassment at the Montgomery, Illinois manufacturing facility. Further, an independent third party will be mutually agreed upon to help resolve any future disagreements over the resolution of

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complaints at the Montgomery, Illinois manufacturing facility.

     Dial is represented by Michael Warner, Camille Olson, and Leigh Jeter of the law firm of Seyfarth Shaw in Chicago. EEOC is represented by John Hendrickson, Noelle Brennan, and John Knight.

     EEOC is the federal agency responsible for enforcing Title VII of the Civil Rights Act of 1964, as amended, which prohibits employment discrimination based on sex (including sexual harassment), race, religion, color or national origin. The EEOC is also responsible for enforcing the Age Discrimination in Employment Act of 1967, as amended; the Equal Pay Act of 1963; and Title I of the Americans with Disabilities Act. Further information about the EEOC is available on the agency’s website, www.eeoc.gov.

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